Banc of California Announces Transition of
Chief Financial Officer

Company Release – 2/23/23

SANTA ANA, Calif.--(BUSINESS WIRE)--Banc of California, Inc. (NYSE: BANC) (the “Company”), the holding company for Banc of California, N.A. (the “Bank”), today announced that Lynn Hopkins, Executive Vice President and Chief Financial Officer of the Company and the Bank, would transition from the Company and step down effective March 31, 2023.

Raymond Rindone, currently the Company’s Deputy Chief Financial Officer and Chief Accounting Officer, has been appointed Interim Chief Financial Officer, effective March 31, 2023.

Ms. Hopkins stated, “It has been a tremendous privilege to work with my exceptional colleagues at Banc of California. The work over these last three years has been highly rewarding and I am personally very gratified to have played a key role in transforming the Company to such a large extent. It has also been challenging work, and while exceptionally fulfilling, I look forward to enjoying some welcomed time with my family.”

“Lynn has been an instrumental part of our transformation of Banc of California and played a key role in our success over the last three years,” said Jared Wolff, the Company’s President and CEO. “On behalf of the entire Banc of California team, I would like to express my deep gratitude to Lynn for all her valuable and significant contributions to the Company and wish her all the best in her endeavors. She deserves this time as much as anyone.”

“We are fortunate to have an executive with Raymond’s experience to serve as Interim CFO,” added Mr. Wolff. “Raymond joined the Company in November of last year and has already made substantial impact with his leadership and expertise. I look forward to continuing to work with Raymond to execute on our strategic initiatives and grow our company for shareholders.”

Mr. Rindone has more than 25 years of experience in the financial services and banking industry. He joined the Company from City National Bank, a $90 billion asset bank headquartered in Los Angeles, and a division of Royal Bank of Canada. Mr. Rindone had been with City National since 2006, where he served in a number of important finance roles, most recently as Deputy Chief Financial Officer. Previously he served as SVP of Financial Management. Prior to that, Mr. Rindone was employed by IndyMac Bancorp and certain of its subsidiaries, in a number of finance and accounting leadership roles, including Division CFO, Division Controller, and First Vice President, Financial Management. Mr. Rindone also served as CFO of Platinum Capital Group, Inc. He began his career as a Senior Consultant with Coopers & Lybrand, LLP (now PwC). Mr. Rindone holds a B.S. in Accounting from University of Southern California and is a Certified Public Accountant (inactive).

About Banc of California, Inc.
Banc of California, Inc. (NYSE: BANC) is a bank holding company with $9.2 billion in assets at December 31, 2022 and one wholly-owned banking subsidiary, Banc of California, N.A. (the Bank). The Bank has 34 offices including 28 full-service branches located throughout Southern California. Through our dedicated professionals, we provide customized and innovative banking and lending solutions to businesses, entrepreneurs and individuals throughout California, and full stack payment processing solutions through our subsidiary Deepstack Technologies. We help to improve the communities where we live and work, by supporting organizations that provide financial literacy and job training, small business support and affordable housing. With a commitment to service and to building enduring relationships, we provide a higher standard of banking. We look forward to helping you achieve your goals. For more information, please visit us at www.bancofcal.com.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

3 MacArthur Place Santa Ana, CA 92707 (949) 236-5250 www.bancofcal.com

Source: Banc of California, Inc.
Investor Relations Inquiries:
Banc of California, Inc.
(855) 361-2262
Jared Wolff, (949) 385-8700

3 MacArthur Place Santa Ana, CA 92707 (949) 236-5250 www.bancofcal.com